Exhibit 10.3

E.SUN BANK Crediting Conditions Notice and Letter of Confirmation

Notice No.: 165300997701

I. The following credit limits are granted according to your crediting application :

Categories and conditions about general credit limit:

No.	Category Sub-category	Amount	Use Period/First Time of Use/Use Mode/ Interest Rate/Repayment Mode
(I)	General credit limit Applied to items 1 and 2	NTD 90,000,000 only	Use period: 105/02/03 - 106/02/03 First time of use: 105/06/03 or earlier Use mode: revolving
1	Import financing (O/A) Use period: 180 days	USD 1,500,000 only

Interest rate: It is LIBOR plus the 1.700% annual interest rate and the interest is calculated from the borrowing date, unless otherwise stipulated in a credit use application.

Repayment mode: The interest is paid monthly and the principle is repaid upon maturity.

2	Export financing (O/A) Use period: 120 days	USD 2,000,000 only

Interest rate: It is LIBOR plus the 1.700% annual interest rate and the interest is calculated from the borrowing date, unless otherwise stipulated in a credit use application.

Repayment mode: The interest is paid monthly and the principle is repaid upon maturity.

Categories and conditions about ordinary credit limit:

No.	Category	Amount	Use Period/First Time of Use/ Interest Rate/Repayment Mode
(II)	Short-term loan Use mode: revolving Use period: 6 months	NTD 120,000,000 only

Use period: 105/02/03 - 106/02/03

First time of use: 105/06/03 or earlier

Interest rate: It is the personal monthly time deposit interest rate index plus 0.480% of the annual interest rate. That is, the interest is calculated based on the 1.700% floating interest rate from the borrowing date, unless otherwise stipulated in a credit use application.

Repayment mode: The interest is paid monthly and the principle is repaid upon maturity.

Joint guarantor:
Credit Category No.	Joint guarantor:

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Other conditions:

  (I) General credit limit shared by items 1 and 2:

(1) From the month following the first time of use, it is checked every three months whether the total of the amount received through remittance and amount credited with notes in the three months exceeds NTD 150,000,000. If no, the credit limit is reduced to NTD 60,000,000 from the 10th day of the month of verification. The outstanding debt exceeding the new credit limit shall be repaid within 5 days. If this requirement is met in the next month of verification, the original credit limit is restored from the 10th day of that month. If the requirement is not met in two consecutive verification months, the credit limit can no longer be used and the outstanding debt shall be repaid within 5 days.

(2) 20% of the credit balance is used as a pledge of deposit.

(3) Import financing (O/A): An invoice must be provided when the credit limit is used and a loan equal to the total value of invoice is made. The loan in USD can be replaced by a loan in NTD. The interest is calculated dynamically based on the personal monthly time deposit interest rate index of the bank (1.220% currently) plus the annual interest rate 1.080% or higher. Each loan can be used for up to 180 days.

(4) Export financing (O/A): An invoice and a customs declaration form must be provided when the credit limit is used and a loan equal to 80% of the total value of the invoice is made. Each loan can be used for up to 120 days. A loan is available only when the buyer is Applied Optoelectronics Inc., Global Technology Inc., ZT Group, or Quanta Computer Incorporated. The sales income shall be credited to our dedicated repayment account and used to repay the outstanding debt for export financing (O/A). The positive balance will be refunded to the customer. If the customer fails to credit the account as stipulated, it can no longer use the credit limit and shall repay the outstanding debt within 5 days.

(5) If the buyer is the associated enterprise Applied Optoelectronics Inc., the loan balance for export financing (O/A) shall not exceed USD 1,500,000.

(6) When a loan for import or export financing (O/A) is used, a 0.3% business fee is charged.

(7) The total forex credit balance shall not exceed USD 2,600,000.

(8) The interest is calculated based on the USD interest rate (LIBOR + 1.700%)/0.946 or a higher interest rate. The interest rate shall not be lower than TAIFX3/0.946 for the same period.

  (2) Short-term loan

(1) The associated enterprise Applied Optoelectronics Inc. shall provide a certificate of foreign currency time deposit that we issue as a pledge of deposit with us. The deposit shall be 100% of the credit balance or RMB 24,680,000.

Blank below

II. Other precautions

(1) You shall provide meeting minutes proving your board's agreement on the aforesaid credit limits.

(2) This Crediting Conditions Notice and Letter of Confirmation is part of the General Crediting Agreement signed between E.Sun Bank and Applied Optoelectronics, Inc. Taiwan Branch. The matters not specified herein shall be handled according to related credit use applications.

III. Service personal and hotline numbers

RM: Huang Youzong	ARM: Li Rueitang	Crediting management team: Lin Peiyi	Forex team: Jhang Yadi
02-29971313 #216	02-29971313 #212	02-29971313 #203	02-29971313 #239

Regards,

Applied Optoelectronics, Inc. (AOI) Taiwan Branch

Xinzhuang Corporate Finance Center of E.SUN Bank

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Statement of the Company (Borrower):

I. We acknowledge and agree that the credit limits and conditions you approve do not constitute a promise, and that you may refuse to offer the aforesaid credit limits and conditions and meanwhile reserve the right to approve or reject our credit use applications when you cannot obtain quotation because quoting stops or any other issue occurs on the market, when the joint guarantor or a representative carries out an unusual action, or when a matter, such as the market condition or capital cost, that makes you unable to offer the aforesaid credit limits and conditions occurs.

II. After you notify us of the aforesaid credit limits and conditions, we can use the credit limit only after negotiating with you on the interest rate, amount, use period, and other conditions and recording them in related credit use applications.

III. We acknowledge receiving this Crediting Conditions Notice and Letter of Confirmation, have read it within a reasonable period and fully understood its content and the aforesaid matters, and are willing to comply with the specifications herein.

Regards,

E.SUN BANK

Borrower: Applied Optoelectronics, Inc. (AOI) Taiwan Branch

No.: 28410552

Responsible Person: Chih-Hsiang Lin

________________________________________ (Registered Stamp)

April 8th, 105 of ROC

Credited Account Number: 009977

Stamp: ___________  Handled by: ___________  Stamp verified by: ___________

LN1504 2015.11

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